UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) December 29, 2014 (January 5, 2015)
GIBRALTAR INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-22462	16-1445150
(State or other jurisdiction of incorporation )	(Commission File Number)	(IRS Employer Identification No.)
3556 Lake Shore Road
P.O. Box 2028
Buffalo, New York 14219-0228
(Address of principal executive offices) (Zip Code)
(716) 826-6500
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers	3
Item 5.03 Amendments to Articles of Incorporation or Bylaws	3
Item 8.01 Other Events	3
SIGNATURE	4
EX - 99.1

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
In connection with the previously announced relinquishment of his position as Chief Executive Officer, Brian J. Lipke has assumed the role of Executive Chairman of Gibraltar Industries, Inc. (the “Company”), effective January 1, 2015. Pursuant to an authorization by the Company’s Compensation Committee on December 29, 2014, the Company amended and restated the December 18, 2013 employment agreement with Mr. Lipke, effective as of January 1, 2015. Under the amended and restated employment agreement, Mr. Lipke will serve as the Company’s Executive Chairman until May 31, 2015. The amended and restated agreement provides (a) for a salary of $850,000 for the term of the agreement and (b) that Mr. Lipke will not participate in the annual bonus or equity programs. The amendment and restatement did not affect the other terms and conditions of his employment as previously disclosed.
The foregoing description of Mr. Lipke's amended and restated employment agreement does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of Mr. Lipke's amended and restated employment agreement, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.
In connection with the previously announced appointment of Frank G. Heard as Chief Executive Officer and as a member of the Board of Directors of the Company effective January 1, 2015, pursuant to an authorization by the Company’s Compensation Committee on December 29, 2014, the Company and Mr. Heard have entered into an amended and restated employment agreement and a change in control agreement, effective as of January 1, 2015.
Under the terms of the amended and restated employment agreement, Mr. Heard will serve as the Company’s President and Chief Executive Officer until the agreement is terminated. The agreement provides for (a) a minimum annual base salary of $680,000 (“base salary”); (b) participation in the Company’s Management Incentive Compensation Plan (“MICP”) with a target award equal to 100% of base salary, subject to the achievement of performance targets established by the Compensation Committee of the Board of Directors; (c) participation in the Company’s Long Term Incentive Plan programs with target awards of 45% of 2015 base salary for time based restricted stock units and 75% of 2015 base salary for performance stock units subject to performance goals established by the Compensation Committee (d) ability to defer salary and MICP awards in the Company’s non-qualified deferral program under the Management Stock Purchase Plan, which provides for matching units based on the amount and source of funds deferred; and (e) discretionary bonuses approved by the Compensation Committee. The amendment and restatement did not affect the other terms and conditions of his employment as previously disclosed.
The foregoing description of Mr. Heard's amended and restated employment agreement does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of Mr. Heard's amended and restated employment agreement, a copy of which is filed as Exhibit 10.2 hereto and incorporated herein by reference.
Mr. Heard's change in control agreement provides that, if a change in control of the Company occurs, Mr. Heard’s existing equity awards will vest and be paid either in shares or cash, and all amounts held in deferred compensation plans would vest. In addition, if Mr. Heard’s employment is terminated without “Cause” or he resigns for “Good Reason” (each, defined in the change in control agreement) within two (2) years following the change in control he would receive a payment equal to two (2.75) times his Annual Compensation (as defined in the change in control agreement).
The foregoing description of Mr. Heard's change in control agreement does not purport to be complete and is qualified in its entirety by reference to the terms and conditions of the Change in Control Agreement, a copy of which is filed as Exhibit 10.3 hereto and incorporated herein by reference.

In connection Mr. Lipke's retirement from his position as Executive Chairman on May 31, 2015, the Company has announced that William P. Montague will assume the role of Chairman of the Board of Directors of the Company effective June 1, 2015. In connection with Mr. Montague's assumption of the role of Chairman of the Board of Directors, pursuant to an authorization by the Company’s Compensation Committee on December 29, 2014, Mr. Montague will receive a $25,000 stipend as Lead Independent Director for the period from January 1, 2015 through May 31, 2015 and will receive a stipend of $75,000 as Chairman of the Board of Directors of the Company for the period from June 1, 2015 through December 31, 2015. Mr. Montague will no longer receive a separate stipend for acting as Chairman of the Nominating and Corporate Governance Committee.

Item 5.03 Amendments to Articles of Incorporation or Bylaws
On December 29, 2014, the Board of Directors approved an amendment and restatement of the Company's By-Laws. The amendment and restatement of the Company's By-Laws, which is effective on January 1, 2015 provides for the separation of the role of the Chairman of the Board and Chief Executive Officer. A copy of the January 1, 2015 amended and restated By-Laws of the Company is filed herewith as Exhibit 3.1.

Item 8.01 Other Events
The previously announced retirement of both Gerald Lippes, a Class II director and David Campbell, a Class III director occurred on December 31, 2014.

Item 9.01    Financial Statements and Exhibits
(a)-(c)    Not Applicable
(d)    Exhibits:

Exhibit No.	Description

3.1	Amended and Restated Bylaws of Gibraltar Industries, Inc. effective January 1, 2015
10.1	Employment Agreement amendment between Brian J. Lipke and the Registrant dated January 1, 2015
10.2	Employment Agreement amendment between Frank G. Heard and the Registrant dated January 1, 2015
10.3	Change in Control Agreement with Frank G. Heard dated January 1, 2015
99.1	News Release issued by Gibraltar Industries, Inc. on January 5, 2015

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GIBRALTAR INDUSTRIES, INC.
Date: January 5, 2015
	By:	/s/ Timothy F. Murphy
Timothy F. Murphy
Vice President, Treasurer and Secretary